Exhibit 5.1

Akerman LLP Three Brickell City Centre 98 Southeast Seventh Street Suite 1100 Miami, FL 33131 Tel: 305.374.5600 Fax: 305.374.5095

March 13, 2017

The GEO Group, Inc.

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, Florida 33487-8242

Re:	The GEO Group, Inc. – Public Offering of 6,900,000 shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to The GEO Group, Inc., a Florida corporation (the “Company”), in connection with (i) that certain registration statement on Form S-3 filed by the Company and the Company’s subsidiaries named therein or in an amendment (collectively, the “Registrants”) with the Securities and Exchange Commission (the “Commission”) on September 12, 2014, as amended by Post-Effective Amendment No. 1 filed by the Registrants with the Commission on April 11, 2016 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Company’s offering and sale of 6,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Firm Shares”), and the offering and sale of 900,000 additional shares of the Company’s common stock, par value $0.01, pursuant to the underwriters’ over-allotment option (the “Option Shares”). The Firm Shares and the Option Shares are collectively referred to as the “Shares.” The Registration Statement registers the offering from time to time, pursuant to Rule 415 under the Securities Act, of (i) common stock, par value $0.01 per share, of the Company (the “Common Stock”), (ii) preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), (iii) debt securities of the Company (the “Debt Securities”) which may be senior or subordinated, (iv) guarantees of the Debt Securities (the “Guarantees”) by one or more of the subsidiary guarantors, (v) warrants to purchase Common Stock, Preferred Stock, Debt Securities or any combination thereof (the “Warrants”), and (vi) units consisting of one or more of the Company’s Common Stock, Preferred Stock, Debt Securities or Warrants, or any combination of those securities (the “Units” and, together with the Common Stock, the Preferred Stock, the Debt Securities, the Guarantees and the Warrants, the “Securities”).

akerman.com

The GEO Group, Inc.

March 13, 2017

The Shares are being offered and sold as described in the prospectus, dated September 12, 2014, contained in the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement thereto, dated March 7, 2017 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement thereto dated March 7, 2017 (the “Final Prospectus Supplement” and together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”). The Shares will be issued under the Underwriting Agreement, dated as of March 7, 2017, between the Company, J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”) filed as an exhibit to the Form 8-K filed by the Company on March 13, 2017.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinion expressly so stated.

In connection with this opinion, we have examined the organizational documents of the Company, and such corporate records, documents, instruments, certificates of public officials and the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also examined the Registration Statement, Prospectus, the Underwriting Agreement, the Company’s Articles of Incorporation as currently in effect, the Company’s Bylaws as currently in effect, resolutions adopted by the Board in connection with the Registration Statement, Prospectus and the offering and sale of the Shares and the minutes of the Pricing Committee in connection with the offering and sale of the Shares (collectively, the “Opinion Documents”). In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

When used in this opinion letter, the term “Applicable Laws” means Florida and federal laws, rules and regulations that a Florida counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company; provided, however, that Applicable Laws does not include any law, rule or regulation that is applicable to the Company solely because such law, rules or regulation is part of a regulatory regime applicable to such or any of its affiliates due to the specific assets or business of such party or affiliate.

Based upon and subject to the foregoing, we are of the opinion that when the Shares have been delivered to and paid for by the underwriters as contemplated by the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The GEO Group, Inc.

March 13, 2017

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

No portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

AKERMAN LLP

/s/ Akerman LLP